Exhibit 99.1

Poniard Pharmaceuticals Completes Voluntary Prepayment of Term Loans
and Secures New Committed Equity Financing Facility

SAN FRANCISCO, Calif. — December 21, 2010 — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, announced today that it has completed the voluntary prepayment of the $12.35 million aggregate principal, interest and fees due under its senior secured loan facility with GE Business Financial Services Inc. and Silicon Valley Bank.  The Company announced on December 16, 2010 that it had provided notice of such payment to the lenders.  The prepayment satisfies all financial obligations of the Company under the credit facility.  As a result, the credit facility, including all restrictive and financial covenants set forth in the loan agreement, has been terminated and all security interests and other liens held by the lenders in the Company’s property and assets have been released and discharged.

The Company also announced today that it has entered into a committed equity financing facility under which it may sell up to $10 million of its registered common stock to Small Cap Biotech Value, Ltd. over an approximately 18-month period.  Poniard is not obligated to utilize any portion of the equity facility and remains free to enter into other financing transactions. Poniard will determine, at its sole discretion, the timing, dollar amount and floor price per share for any draw under the facility, subject to certain conditions.  When and if Poniard elects to use the facility, the number and price of shares sold in each draw will be determined by a contractual formula, whereby the Company will issue shares to Small Cap Biotech at a pre-negotiated discount to the volume weighted average price of Poniard’s common stock over a preceding period of trading days.  Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, acted as placement agent for the initial signing of the facility and will receive a fee for its services at the time of any draw under the facility.

In connection with the execution of the equity financing facility, Poniard will issue to Small Cap Biotech 221,218 shares of registered common stock as a commitment fee.  The offer and sale of shares by Poniard under the equity facility have been registered pursuant to a shelf registration statement declared effective with the Securities and Exchange Commission on June 2, 2009. Poniard intends to use the net proceeds from any sale of shares under the facility for working capital and other general corporate purposes.

“Repayment of our secured credit facility removes significant restrictions on our cash and assets and gives Poniard additional flexibility for the completion of our review of strategic alternatives,” said Ronald A. Martell, chief executive officer of Poniard Pharmaceuticals. “The new equity financing facility provides us with access to additional working capital to support our operations, while allowing for control over timing and dilution.”

Immediately prior to entering into the new equity financing facility with Small Cap Biotech, the Company and Commerce Court Small Cap Value Fund, Ltd., by mutual agreement, terminated the equity financing facility between the Company and Commerce Court dated February 23, 2010.  The Company completed a drawdown of 4,229,000 shares of its common stock under the Commerce Court facility on March 15, 2010, for which the Company received net proceeds of approximately $6.1 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s projected financial position and future operations, the adequacy of its cash resources, the Company’s ongoing evaluation of strategic alternatives, the potential results of such evaluation process, the Company’s goal of optimizing and realizing shareholder value from the picoplatin, the anticipated benefits to the Company of prepaying its secured credit facility, the Company’s potential future sales of common stock under the equity financing facility, the availability of capital from time to time under the equity facility, and the proposed use of proceeds from any draw downs under such facility.  Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding on favorable terms or at all; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com

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